Exhibit 10.3

Articles of association

of

Magnegas Technology (Beijing) Co. Ltd

June 2010Table of Contents

In accordance with the Law of the People’s Republic of China on Chinese-Foreign Equity Joint Ventures and the Regulations for the Implication of the Law of the People’s Republic of China on Chinese-Foreign Equity Joint Ventures and other relevant Chinese laws and regulations, and pursuant to the Equity Joint Venture Contract (“Joint Venture Contract“) of even date entered into by and between DDI Industry International (Beijing) Co.,Ltd  (“DDI”), Magnegas corporation (“MNGA”), and HyFuels Inc. (“HyFuels”), the Parties have mutually agreed to jointly set up a sino-foreign Equity Joint Venture (“Joint Venture”) in Beijing, the People’s Republic of China and execute these articles of association (these “Articles”).

Each of DDI, MNGA and HyFuels is referred to hereinafter as a “Party” and collectively as the “Parties.”

Article 1.  Definitions

Terms defined in the Joint Venture Contract shall have the same meanings when used in these Articles except as otherwise defined herein.

Article 2.  Parties to the Joint Venture

Parties to the Joint Venture are:
(a)	DDI
Name: DDI Industry International (Beijing) Co., Ltd
Nature & Place of Registration: [
[A limited liability company registered in accordance with Law of PRC]
Legal Address: [Rm, B1613, Peking Times Square, No. 103, Huizhongli, Chaoyang District, Beijing, China, 100101], PRC
Legal Representative: Name: [XiaoHong Feng (Allen Feng)]
Position: [Chairman & President]

Nationality: Chinese
(b)	MNGA
Name: Magnegas Corporation
Nature & Place of Registration: A limited liability company registered in accordance with Law of Delaware, USA., stock code: MNGA

Legal Address: [**]
Legal Representative: Name:[**]
Position: [**]
Nationality: American
(c)	HyFuels
Name: HyFuels Inc.
Nature & Place of Registration: A limited liability company registered in accordance with Law of Delaware, USA.
Legal Address: [**]
Legal Representative: Name:[**]
Position: [**]
Nationality: American

Article 3.  Establishment of the Joint Venture

3.1	Establishment of the Joint Venture

The Parties hereby agree to jointly establish the Joint Venture at Beijing, the PRC in accordance with the Law of the People’s Republic of China on Chinese-Foreign Equity Joint Ventures, the Regulations for the Implementation of the Law of the People’s Republic of China on Chinese-Foreign Equity Joint Ventures, other applicable Law of the PRC, this Contract and the Articles of Association.

The Joint Venture to be approved by the competent examination and approval authority authorized by the PRC government (“Examination and Approval Authority”) and registered in the territory of the PRC shall be a legal person under the laws of the PRC subject to the protection and jurisdiction of PRC law.  All of the activities of the Company shall comply with applicable PRC laws and regulations.

3.2	Name and Legal Address

(a) The name of the Joint Venture shall be麦格尼磁分子技术(北京)有限公司in Chinese and Magnegas Technology (Beijing)Co. Limited in English.

(b) The legal address of the Joint Venture shall be: [**], Beijing, the PRC.

3.3	Limited Liability

The Joint Venture shall be a limited liability company with enterprise legal person status under the laws of the PRC. The liability of each Party with respect to the Joint Venture shall be limited to the amount it has subscribed to contribute to the registered capital of the Joint Venture (the “Registered Capital”) in accordance with Section 5.2 and each Party shall bear the loss, risk, liability and any other obligations in proportion to their shares in the Registered Capital. Unless otherwise agreed by the Parties in writing, besides the above obligations of contribution to the Registered Capital, each Party shall not be jointly and severally liable to the Joint Venture or the third party because of the Joint Venture’s activity. In no case shall either Party bear any loss, risk, liability or any other obligations caused by the other Party.

3.4	Branch offices

Upon the approvals of the Board and the Examination and Approval Authority, the Joint Venture may set up branch offices and subsidiaries in the PRC.

Article 4.  Purpose and Business Scope

4.1   Purpose

The Parties establish the Joint Venture with a view of new energy strategy; making use of MNGA and HyFuels IP and the advantages of MNGA and HyFuels existing manufacturing technology, product market and personnel and factory premises; realizing mutual complement of advantages; make the JV Products competitive in quality, price, varieties and other aspects; raising benefit; and enabling the Parties to make benefits satisfactory to themselves. The Joint Venture will pursue IPO directly or indirectly in domestic or foreign security market when all the requirements are met.

4.2   Business Scope

The Business Scope of the Joint Venture shall be the following:

Manufacturing, designing, researching, developing and sale of new energy refinery utilizing liquid wastes.

With the development of the Joint Venture and as demanded by the market, upon the approval of the Board and the Examination and Approval Authority and the registration with AIC, the Joint Venture can gradually extend its Business Scope.

4.3   Territory and Project Scale

(a) Due to the agreement among the Parties and the developing strategy of the Joint Venture, the Joint  venture’s exclusive operating territory will be limited in china main land, Taiwan, Hong Kong,   Macao and Singapore, which defined as Greater China(“Greater China”) . Within Greater China, MNGA and HyFuels or their Affiliates, branches, companies they invested or licensed, shall not compete with the Joint Venture and the Joint Venture will not sell machines, services or gas outside of Greater China either directly or through third parties unless mutually agreed to in advance and in writing.

(b) The initial scale of production of the Joint Venture after its establishment is estimated to be: [50 refinery per year].The development plan and implementation schedule of the Joint Venture shall be decided by the Board based on the Chinese domestic market conditions. In addition, the Joint Venture may expand or reduce production capacity, or increase or decrease product varieties based on the capacity of the Joint Venture, the Chinese domestic market demand and other factors as decided by the Board.

Article 5.  Total Amount of Investment, Registered Capital and Method of Contribution

5.1   Total Amount of Investment, Registered Capital and Loans

(a)	The total amount of investment of the Joint Venture (the “Total Investment”) shall be US$4,660,000.

The Registered Capital of the Joint Venture shall be US$2,333,300.

(b)
The balance between the Total Investment and the Registered Capital, as needed from time to time, may be raised by the Joint Venture through loans as determined by the Board. If required by any financial institutions, the assets of the Joint Venture shall be mortgaged in accordance with Law as security for such loans.

5.2   Proportion of Investment and  Method of Contribution

(a)The contribution to the Registered Capital subscribed by DDI shall be equal to US $1, 750,000, representing 75% of the Equity Interest in the Joint Venture.  Subject to Section 5.4, DDI shall make its contribution to the Registered Capital in the form of: cash of RMB amounts to US$1,750,000.

(b)The contribution to the Registered Capital subscribed by MNGA shall be US $466,660, representing 20% of the Equity Interest in the Joint Venture. Subject to Section 5.4, MNGA shall contribute its capital by transferring its proprietary technology to the Joint Venture in accordance with the Intellectual Property Transfer/License Agreement attached hereto as Appendix II. The Parities agree that the value of the proprietary technology shall be US $466,660(the amount that the fair value of the proprietary technology exceed the agreed value will be placed to the account of capital reserve).

(c) The contribution to the Registered Capital subscribed by HyFuels shall be US $116,665, representing 5% of the Equity Interest in the Joint Venture. Subject to Section 5.4, HyFuels shall contribute its capital by transferring its proprietary technology to the Joint Venture in accordance with the Intellectual Property Transfer/License Agreement attached hereto as Appendix II. The Parities agree that the value of the proprietary technology shall be US $116,665(the amount that the fair value of the proprietary technology exceed the agreed value will be placed to the account of capital reserve).

5.3   Time Limit and Procedures of Contribution and Capital Verification

(a)	Time Limit and Procedures of Contribution

The contributions shall occur within six (6) months following the Establishment Date after all the conditions set out in Section 5.4 have been satisfied.  On the date when the contributions occur:

(i)	With respect to the contribution in cash set forth in Section 5.2, DDI shall remit cash of RMB amounts to US$1,750,000 in one payment to the designated account of the Joint Venture;

(ii)	MNGA shall contribute the MNGA and HyFuels IP set forth in Section 5.2 to the Joint Venture in the form stipulated in the Intellectual Property Transfer/License Agreement as Appendix I hereto.

(iii)	HyFuels shall contribute the MNGA and HyFuels IP set forth in Section 5.2 to the Joint Venture in the form stipulated in the Intellectual Property Transfer/License Agreement as Appendix I hereto.

(b)	The Evaluation of MNGA and HyFuels IP

Since the contribution to the Joint Venture of MNGA and HyFuels is IP, the Joint Venture will organize the evaluation of those properties after set up. Only and all the IP in the Appendix 1 of Intellectual Property Transfer/License Agreement will be evaluated. The fair value of the properties will be determined by the evaluation result. The evaluation department will be chosen by the Joint Venture from the certified candidates, and the Parities shall acknowledge the result unconditionally.

If the fair value of the MNGA and HyFuels IP as contribution to the registered capital is less than the amount of the registered capital they subscribed separately, the Parties will discuss and decide how to make up the difference. Before the Parties reach an agreement after the discussion, no party need to execute the contribution obligation.

The evaluation procedure will start within thirty (30) days and complete within 3month after the establishment of the Joint Venture.

(c)	Capital Verification

(i)
Within fifteen (15) days after each Party has made its respective capital contribution in accordance with provisions set forth in the Joint Venture Contract and these Articles, a certified public accountant registered in the PRC shall be engaged by the Joint Venture to verify the contributions made and issue a capital verification report to such effect.

(ii)
Within fifteen (15) days after receipt of the capital verification report, the Joint Venture shall issue to each Party an investment certificate in the form set forth in the Regulations for the Implementation of the Law of the People’s Republic of China on Chinese-Foreign Equity Joint Ventures, signed by both Chairman and Vice-Chairman of the Board and stamped by the Joint Venture and shall file a copy of the same with the Examination and Approval Authority and/or AIC for record (if applicable). General Manager shall keep all the copies of the capital verification report and the investment certificates that have been issued to the Parties in file for record.

5.4    Conditions of Capital Contribution

Each Party shall not be obligated to make any contribution to the Registered Capital until each of the following conditions has been satisfied or waived in writing by other Parties:

(i)	The Joint Venture shall have received all of the Corporate Approvals;

(ii)	Each Party’s representations, warranties and undertakings in Section 2.2are true, valid and have been fulfilled;

(iii)	Each Party shall have executed and delivered all of the Relevant Agreements to which it is a party, pursuant to Article 6 of this Contract;

(iv)
All Parties shall have fulfilled all the conditions set in the Intellectual Property Transfer/License Agreement, and perform all related obligations, or the obligations have been waived by other Parties;

(v)
The fair value of the MNGA and HyFuels IP contributing to the registered capital is no less than the amount of the registered capital the subscribed, or the Parties have reached an agreement on how to make up the difference when the fair value is lower than the registered capital amount;

(vi)	Each Party shall have not violated any provisions of this AOA.

The Parties shall make all reasonable efforts to ensure the fulfillment of each of the conditions set forth in Sections 5.4 promptly after the execution of this Contract within 6 month after the establishment of the Joint Venture. Such reasonable efforts shall include taking all measures necessary or required for obtaining the Business Approvals and Corporate Approvals (including delivery of notices, registration and filing) as soon as possible.

5.5    Increase and Reduction of Registered Capital

(a)
The Joint Venture shall not increase or reduce the Registered Capital during the JV Term unless approved by the Board of the Joint Venture in accordance with Section 6.3(b)(iii) of this Contract and the Articles of Association and by the Examination and Approval Authority. The amount, method and percentage of any capital increase or reduction shall be negotiated by the Parties and decided by the Board. The contribution will be diluted equally when increasing Registered Capital.

(b)
In case of any increase or reduction in the Registered Capital, the Parties shall make amendments to the relevant provisions of this Contract and, upon the approval of the Examination and Approval Authority, register such change with AIC. In case of additional subscription by either Party of the increased Registered Capital, the Joint Venture shall issue to such Party a new investment certificate evidencing the payment of the additional amount of contribution made by such Party as of the date of the issuance of the new investment certificate, and revoke the original investment certificate issued to such Party.

5.6   Transfer of Equity Interest

(a)   Transfer to Affiliated Transferee

(i)
The Parties agree that either Party (the “Transferor”) may transfer all or any portion of its Equity Interest to an Affiliate that is controlled by the Transferor (the “Affiliated Transferee”), which shall not be subject to the restriction prescribed in Section 5.6(b); provided that the Affiliated Transferee must have good credit standing and be capable of fulfilling the Transferor’s obligations and liabilities under this Contract. The other Party shall deem this transfer to be valid and waive its right of first refusal to purchase such Equity Interest.

(ii)
If the Transferor transfers all or any portion of its Equity Interest to an Affiliated Transferee, the Transferor must notify the Board and the other Party thereof in writing with the statement of the name, legal address and legal representative of the Affiliated Transferee and information on the business and commercial activities of the Affiliated Transferee, including information on the financial status and economic health condition of the Affiliated Transferee and information on whether the Affiliated Transferee produces, markets, or sells any products competing with the Joint Venture. The other Party shall cause the directors appointed by it in the Board of the Joint Venture to approve such transfer.

(iii)
If the Affiliated Transferee of the Equity Interest formed in accordance with Section 5.6 (a) in this Contract is no longer controlled by the Transferor, the Transferor and the Affiliated Transferee shall cause the Affiliated Transferee to transfer all Equity Interest held by the Affiliated Transferee back to the Transferor or another Affiliated Transferee of the Transferor.

(b)	Transfer to Third Party, or to Affiliate other than the Affiliated Transferee or to other Shareholders (the “Transferee”)

(i)
If a Party wishes to transfer all or any portion of its Equity Interest in the Joint Venture, such Party shall provide a written transfer notice (the “Transfer Notice”) to the other Party stating its wish to make such transfer, the Equity Interest it wishes to transfer, the price of such Equity Interest and other terms and conditions of transfer as well as the identity of the proposed transferee. The other Party shall have the right of first refusal to purchase such Equity Interest on the terms and conditions set forth in the Transfer Notice.

(ii)
Within thirty (30) days of issuance of the Transfer Notice by the Transferor, the other Party shall deliver a written reply stating whether it elects to exercise the aforesaid right of first refusal. If the other Party fails to notify the Transfer that it is willing to purchase such Equity Interest within such thirty (30)-day period, it shall be deemed to have agreed on the Transferor’s transfer of the Equity Interest to the Transferee described in the Transfer Notice.

(iii)
If the other Party states that it will not exercise its right of first refusal, the Transferor shall have the right to transfer the Equity Interest to and only to the proposed transferee described in the Transfer Notice at such price and on such terms and conditions that are not more favorable than those provided in the Transfer Notice sent to the other Party, otherwise another written Transfer Notice shall be resent to the other Party in accordance with the provisions of Section 5.6 (b). Each Party shall cause the directors appointed by it to agree on such transfer. The Transferor shall provide the other Party with a copy of the written agreement executed with the Transferee within fourteen (14) days after the same is executed by the Transferor and the Transferee.

(c)	General provisions on transfer

(i)
During the term of this Contract, neither Party shall transfer any Equity Interest to any transferee who directly or indirectly through its Affiliate to produce, market or sell products competing with the JV Products.

(ii)	Any Transferee of the Joint Venture’s Equity Interest shall bear relevant obligations and liabilities of the Transfer set forth herein.

(iii)	The business and operation of the Joint Venture and the performance of this Contract shall not be influenced by such transfer.

(iv)
The Transferor and the Transferee shall enter into an Equity Interest transfer contract with respect to the transfer of the relevant Equity Interest. The Parties shall thereafter amend this Contract and the Articles of Association to reflect the respective Equity Interest held by the Parties and the Transferee in the Joint Venture, subsequent to the completion of such Equity Interest transfer contract and to reflect changes in the composition of the Board in accordance with Section 6.2.

(v)
The Parties shall and shall cause the Joint Venture to sign all such further documents and take all such further actions that may be reasonably required by the Transferor in order to make the Transferee become the legal and beneficial owner of the Equity Interest to be transferred due to such transfer.

(vi)
The above transfer shall be carried out in accordance with the procedures stipulated by the Law of the PRC. Upon the approval of such transfer from the Examination and Approval Authority, the change in the Joint Venture shall be registered with AIC according to law.

(vii)
After transferring all or part of its Equity Interest in the Joint Venture, the Transferor shall give the original investment certificate issued by the Joint Venture back to the Joint Venture to revoke such certificate. The Joint Venture shall issue a new investment certificate to the Transferor and /or the Transferee accordingly.

Article 6.  Board of Directors and Supervisor

6.1	Establishment of the Board

The Board shall be established on the Establishment Date.

6.2	Composition of the Board; Appointment, Dismissal and Remuneration of Directors

(a)
The Board shall consist of three (3) directors, two (2) of whom shall be appointed by DDI and the other one (1) shall be appointed by MNGA. The term of office for each director shall be 3 years, renewable upon reappointment by the appointing Party. The term of the directors of the Board shall commence on the Establishment Date. There is no restriction on the number of times a director may be reappointed.

(b)	The Board shall have one (1) chairman (the “Chairman”). The Chairman shall be appointed by DDI.

(c)
Either Party shall have the right, at any time, to remove and replace any director appointed by it before the expiration of his or her term. If a director is removed, becomes incapacitated, dies, resigns or otherwise ceases to be a director, the Party appointing such director shall appoint a new director to serve for the remainder of the term of office of such director. The appointment or dismissal of a director shall take effect fifteen (15) days following the delivery of a written notice by the Party implementing such appointment or dismissal to the other Party, where the former director should take charge of his own responsibility according to the Law, the Joint Venture Contract and these Articles before the appointment or dismissal taking into effect.

(d)
In the event that the number of the members of the Board is less than the quorum as a result that reelection is not conducted promptly after the expiration of the term of office for any director, the former director shall perform the duties of director according to the Law, the Joint Venture Contract and these Articles before the new director taking the position.

(e)	Any person who takes the position of a director will not be compensated by the Joint Venture, but he/she shall be paid if appointed as a Senior Management Staff at the same time.

(f)
Director is not permitted to participate in daily operation of the Joint Venture unless he/she is also appointed as a Senior Management Staff at the same time and participates in the daily operation of the Joint Venture in the capacity of a Senior Management Staff.

(g)	Both Parties agree to cause the Joint Venture to file any change in the directors appointed by either Party with the Examination and Approval Authority and/or AIC if the Law so requires.

(h)
Each director shall: (a) comply with the Company Law of the People’s Republic of China, sincerely perform his own responsibilities as a director, comply with the Joint Venture Contract and these Articles, and protect the interests of the Joint Venture, and shall not take advantage of their position and powers in the Joint Venture to seek personal gains; and (b) release the actual or potential interest of conflict between any matter or resolution and he/she or the party he/she acting for before proposing, discussing, or voting on the same at the Board meeting. The directors (including the legal representative of the Joint Venture) shall not bind the Joint Venture by contract or otherwise without the prior written consent of the Board.

(i)	Neither Party shall appoint a director who is prohibited from holding the position of director under the Company Law of the People’s Republic of China.

6.3	Functions and Powers of the Board

(a)
The Board shall be the highest authority of the Joint Venture, deciding all important matters of the Joint Venture, and directing the overall management, supervision and control of the business of the Joint Venture; provided that the Board shall delegate authority over day-to-day operational and managerial matters to the General Manager as set forth in Section 7.2. The resolutions of the Board shall be adopted in accordance with the Joint Venture Contract, these Articles and applicable Law.

(b)	The unanimous consent of all directors of the Board shall be required for any decision made concerning the following matters:

(i)	Amendments to the Articles of the Joint Venture;

(ii)
Suspension of the business operations, termination, liquidation or dissolution of the Joint Venture, filing a voluntary petition for bankruptcy or reorganization or consent to an involuntary petition for bankruptcy or reorganization, or effecting a recapitalization or reorganization in any form of transaction;

(iii)	Increase in or reduction of the registered Capital of the Joint Venture; and

(iv)	Amalgamation or merger of the Joint Venture with any other business or the division of the Joint Venture.

(c)
Except as provided in Section 6.3(b) that the unanimous consent of all directors of the Board is required, the affirmative votes of at least two (2) directors, present at a duly convened meeting of the Board or a unanimous written resolution of all of the members of the Board shall be required before any decision is made concerning any single one of the following matters:

(i)	Leasing or swapping all or substantially all of the assets of the Joint Venture;

(ii)	Extending the JV Term;

(iii)	Changing the form of the Joint Venture;

(iv)	Amending this Contract or undertaking any new activity beyond the Business Scope;

(v)	Purchasing by the Joint Venture of shares, securities or ownership interest in any company, or acquiring all or substantially all of the assets of any company;

(vi)	Establishing, changing or closing any subsidiaries or branches of the Joint Venture;

(vii)	Making and deciding the Joint Venture’s Annual Plan;

(viii)	Approving the significant strategy and policies, development direction, and long-term and short-term development plan of the Joint Venture;

(ix)	Determining the terms of employment and remuneration policy of the Senior Management Staff, including terms of employment and remuneration of CFO and Deputy General Manager;

(x)	Exercising other rights and duties authorized by the Articles of Association or the Law of the PRC.

(d)
The following matters only requires affirmative vote of all directors appointed by the Party which is not an Interested Party and present at a duly convened meeting of the Board or written resolution made by all above-mentioned directors:

(i)
Decisions on taking any legal action or proceedings against either the Interested Party or any of its Affiliates in connection with the breach by the Interested Party or any Affiliate of any Relevant Agreements to which it is a party or of any contracts entered into by the Interested Party or any of its Affiliate with the Joint Venture; or

(ii)	The Joint Venture have transaction with the Interested Party or any of its Affiliates.

6.4	Legal Representative and Performance on Behalf of Legal Representative

(a)
The Chairman shall be the legal representative of the Joint Venture. The Chairman shall have the powers and responsibilities set forth in the Joint Venture Contract and these Articles, shall have the power of authority expressly authorized by the Board, and shall represent the Joint Venture for service of process.

(b)
If the Chairman is temporarily unable to perform his or her duties for any reason, the remaining directors shall choose a director to perform the duties of the Chairman by simple majority vote. If the remaining directors are unable to agree as to which director shall perform the duties of the Chairman within ten (10) Business Days, the Party appointing the current Chairman shall have the right to choose the director who shall perform the duties of the Chairman during such time.

6.5	Board Meetings and Board Resolutions

(a)
Regular meetings of the Board shall be held at least twice a year and shall be convened and presided over by the Chairman. The Chairman shall send a written notice to all directors specifying the subject matter for discussion, date and venue of each regular meeting sixty (60) days prior to the scheduled date of such regular meeting, or a shorter period of time prior to such date upon the approval of the Chairman and the Vice Chairman in case of emergency.

(b)
Interim meetings of the Board shall be convened by the Chairman at any time on his own motion or on the written request of any one third (1/3) directors (a “Interim Meeting Request”). The Chairman shall send a notice (the “Interim Meeting Notice”) of an interim Board meeting to all other directors within three (3) days after receipt of an Interim Meeting Request. Such meeting shall be convened no sooner than ten (10) days, and no later than fifteen (15) days, after the date of the Interim Meeting Notice.

(c)
Two-thirds (2/3) or more of all the directors shall constitute a quorum for any Board meeting. A director who is unable to attend a meeting in person may entrust in writing a proxy to attend and to vote at the meeting on his or her behalf. Such proxy shall have the same rights and powers as the director by whom he or she has been entrusted. Delivery of a proxy by facsimile shall be effective for this purpose. A proxy need not be a director of the Joint Venture. A director may be appointed as proxy for another director, and the same person may be appointed as proxy for more than one director. In the voting on a resolution of the Board, one person shall have one vote. A proxy shall have one vote for each director whom he represents, and shall also be entitled to cast one vote in his own behalf if he is, in addition, a director in his own right.

(d)
 Any director who wishes to add subject matters to the agenda of a regular Board meeting upon receipt of such meeting notice as specified in paragraph (a) shall notify the Chairman in writing at least three (3) Business Days prior to the date of the meeting.

(e)
Board meetings shall ordinarily be held at the legal address of the Joint Venture, but may be held at any other location upon the approval of at least two-thirds (2/3) of all the directors (of which at least one director is appointed by Lapp).

(f)
Board meetings shall be conducted in Chinese with simultaneous translation into English.  Minutes of the Board meetings shall be recorded in both English and Chinese. All resolutions of the Board shall be included in the minutes, which shall be kept by the Joint Venture for ten (10) years. Directors and proxies present at the meeting shall sign their names on the minutes for such meeting.

(g)
Any action that may be taken at Board meeting may be taken without a meeting if all or 2/3 directors consent to such action in writing (as the case may be). For any such action to be taken in writing in accordance with this Section 8.6(g), a draft resolution shall be formulated by the Chairman and the Vice Chairman and circulated to all directors for review. All the directors, within three (3) days of receipt after such draft resolution, shall date, approve or disapprove, sign such draft resolution and return the same to the Chairman. All written resolutions shall be passed only by a unanimous affirmative vote of all the directors.

(h)
Board meetings may be held by telephone, videoconference or any other means of contemporaneous communication so long as all directors taking part in a meeting so held are able to hear each other at all times. Participation by a director or his proxy at a meeting by such means shall be deemed to constitute presence of such director or his proxy in person at a meeting.

6.6	Supervisor

(a)
The Joint Venture shall have one (1) supervisor （“Supervisor”）who shall be elected by the Parties. Each term of office of the Supervisor shall be three (3) years. The Supervisor may, after the expiry of his/her term of office, hold a consecutive term upon re-election. If no reelection is timely carried out after the expiry of the term of office of the Supervisor, the original Supervisor shall, before the newly elected Supervisor assume his/her post, exercise the powers of the Supervisor in accordance with the laws, administrative regulations, as well as these Articles.  The Directors and Senior Management Staff shall not concurrently work as the Supervisor.

(b)	The Supervisor shall be empowered to perform the following functions:

(i)	To check the financial affairs of the Joint Venture;

(ii)
To supervise the duty-related acts of the Directors and Senior Management Staff, to put forward proposals on the removal of any Director or Senior Management Staff who violates any law, administrative regulation, these Articles or any Bard Resolutions;

(iii)	To demand any Director or Senior Management Staff to make corrections if his/her act has injured the interests of the Joint Venture;

(iv)	To initiate actions against Directors or Senior Management Staff in accordance with the Company Law; and

(v)	Other duties as provided for by these Articles.

Article 7.  Business Management

7.1	Establishment and Composition of the Management Organization of the Joint Venture

(a)	The Joint Venture shall establish a management organization under the Board in charge of daily business operation and management.

(b)
The management organization shall consist of: one (1) General Manager, several Deputy General Manager, and one (1) CFO in charge of Financial Department (collectively called “Senior Management Staff”).

7.2	Rights and Responsibilities of the General Manager

(a)	Under the leadership of the Board, the General Manager shall be responsible for the day-to-day operations of the Joint Venture.

(b)
The General Manager shall exercise the rights and responsibilities conferred upon by the Joint Venture Contract, these Articles and/or the Board. The General Manager on behalf of the Joint Venture can perform the following rights and responsibilities without the Board approval:

(i)	Leading the Joint Venture’s production operations and management, and implementing relative resolutions of the Board in connection therewith;

(ii)	Supervising and overseeing the other members of the Senior Management Staff;

(iii)	Formulating the Joint Venture’s detailed rules and regulations;

(iv)	Appointing or dismissing management personnel other than those required to be appointed or dismissed by the Board or the Parties;

(v)	Determining the Joint Venture’s day-to-day internal management system, organization and standing rules;

(vi)	Other rights and responsibilities conferred upon by the Articles of Association or the Board.

(c)
In exercising the rights and responsibilities conferred upon by the Joint Venture Contract, these Articles and/or the Board, the General Manager shall regularly and actively collaborate and consult with the Deputy General Managers and the other Senior Management Staff.

(d)	After above-mentioned cooperation and consultation, the General Manager shall make a decision and be responsible for daily execution of such decision.

(e)
The General Manager, the Deputy General Managers and the CFO shall have right to attend all meetings of the Board. If the General Manager, the Deputy General Manager(s) or the CFO has been appointed as a member of the Board, he or she shall have the right to vote at such Board meeting.

(f)
The Party nominating the General Manager or the Deputy General Managers may replace such General Manager or Deputy General Managers by giving written notice to the Board. A successor shall then be nominated by the original nominating party in accordance with Section 7.1 and immediately appointed by the Board to complete remaining term of the dismissed General Manager or Deputy General Managers.

7.3	Appointment of Senior Management Staff

(a)	General Manager and the Deputy General Manager shall be nominated by DDI, and appointed by the Board.

(b)	CFO shall be nominated by DDI and appointed by the Board accordingly.

(c)
Any Senior Management Staff may resign or quit his or her office by giving written notice one (1) month in advance to the Joint Venture. On such occasion, the Party originally nominating such Senior Management Staff shall nominate a successor to complete his or her remaining term.

(d)
The Senior Management Staff are not permitted to simultaneously serve as an employee, an independent contractor, or a consultant in any other enterprises in the PRC, nor shall they engage (either himself or by any third party) in production, marketing, sales or export of any products in competition with the Joint Venture.

(e)	Neither Party shall nominate Senior Management Staff who is prohibited from holding this position in the Joint Venture under the Company Law of the People’s Republic of China.

7.4   Foundation of the Chinese R&D Centre

The Joint Venture will set up the Chinese R&D Centre for technology development and research, including the research of the transferred or licensed technology. All the supports that the Chinese R&D Centre will get from MNGA and HyFuels for free. Meanwhile, the Chinese R&D Centre is a subsidiary of the Joint Venture, which is independent from MNGA and HyFuels, and all researching fruits will owned by the Joint Venture.

Article 8.  Financial Management

8.1   Financial Accounting System

(a)
The Joint Venture shall establish an independent financial and accounting system and shall prepare financial statements in accordance with the Law and the particular circumstances of the Joint Venture, and, to the extent permitted by applicable Law of the PRC, those methods and principles that are consistent with the Generally Accepted Accounting Principles in the United States of America (the “US GAAP”) and the operating and financial procedures and requirements of the Parties.

(b)
The Joint Venture’s financial management rules shall be formulated and adopted by the Board based on the recommendations of the General Manager and CFO, whereas all such rules shall be consistent with this Article 8.

8.2   Fiscal Year

The fiscal year of the Joint Venture (the “Fiscal Year”) shall be the calendar year. The first Fiscal Year shall commence from the Establishment Date of the Joint Venture and end on December 31 of the same year. The last Fiscal Year shall end on the date of dissolution of the Joint Venture.

8.3   Financial Reporting

(a)	The Joint Venture shall use RMB as the base currency in its bookkeeping, and US Dollars may be used concurrently with RMB.

(b)
All vouchers, and accounting records of the Joint Venture shall be prepared and kept in Chinese. Accounting reports and financial statements to be submitted to the Parties or the Board shall be prepared and kept in both Chinese and English.

(c)
Within thirty (30) days after the end of each Fiscal Year, the Joint Venture shall submit its un-audited annual financial statements to the Parties. Within three (3) months after the end of each Fiscal Year, the Joint Venture shall submit to the Parties and relevant government financial departments its formal financial statements and audit report issued by a certified public accountant registered in PRC.

(d)	The Joint Venture shall save all the annual accounting report, annual financial statements and audit report during the JV Term.

(e)	The election of the financial audit firm needs to be approved by a unanimous agreement of the board of directors.

(f)	The annual audited financial reports will be presented during the annual BOD meeting for formal review.

8.4  CFO

CFO in the Joint Venture shall:

(a)	Draft financial management rules of the Joint Venture and take charge of the financial management of the Joint Venture under the leadership of the General Manager;

(b)	Have unrestricted access to all the books and accounting records of the Joint Venture, whether historical or present;

(c)	Have the right to present opinions to the General Manger and/or the Board regarding whether business transactions are fair and justified for the Joint Venture and both Parties.

8.5  Approval of Final Accounts

Within seventy-five (75) days after the end of each Fiscal Year, the General Manager shall submit the following documents to the Board for approval: the financial statements, statements of financial status, and plans for profit distribution or loss make-up of the previous year.

8.6  Profit Distribution

The Joint Venture shall adopt the following principles with respect to the distribution of profits:

(a)	The remaining amount after payment of the enterprise income tax pursuant to the relaed regulations shall be the after-tax profits for the current year.

(b)	Payments to the Statutory provident funds.

(c)	The Joint Venture may not distribute profits until all losses from previous years have been made up.

(d)
Amounts remaining following the fulfillment of the requirements set forth in paragraphs (a), (b) and (c) plus the profit brought forward from previous years shall be the distributable profits, which shall be distributed in full to the Parties decided by the Board.

(e)	The Joint Venture shall remit such distribution into the bank accounts designated by the Parties within one (1) month after the Board makes its determination regarding profit distribution.

8.7  Bank Accounts and Loans

Based on business requirements and applicable Law, the Joint Venture may within the territory of the PRC open RMB account(s) and foreign exchange account(s) with Chinese or foreign financial institutions that are authorized by the relevant authorities to conduct foreign exchange business in the PRC, and apply for commercial loans in the PRC. The Joint Venture may also apply for borrowing foreign exchange or RMB loans in or outside China according to relevant Law.

8.8  Taxes

The Joint Venture shall pay taxes in accordance with relevant officially published Law. The Parties shall assist the Joint Venture in applying for obtaining all of the applicable tax exemptions, reductions, privileges and preferences that are now or in the future become available under the Law and under any applicable treaties or international agreements to which the PRC may now be or may hereafter become a party for the benefits of the Joint Venture, the Parties and all of their personnel.

8.9  Individual Income Tax

The employees of the Joint Venture shall pay their individual income tax in accordance with applicable Law governing individual income taxes. The Joint Venture shall act as the employees’ proxy in the deduction and payment of such income tax.

Article 9.  Foreign Exchange

9.1  Matters Relatedto Foreign Exchange

All foreign exchange matters of the Joint Venture shall be handled in accordance with the provisions of the Foreign Exchange Regulations and relevant officially published Law.

9.2  Foreign Exchange Accounts

(a)
The foreign exchange funds of the Joint Venture shall be transferable into and outside of the PRC and deposited in the foreign exchange account(s) established by the Joint Venture with approved financial institutions within or outside of the PRC in accordance with the Foreign Exchange Regulations. All foreign exchange payments of the Joint Venture shall be paid out of the above-mentioned foreign exchange accounts in accordance with the Foreign Exchange Regulations after the payment of any PRC taxes that may be applicable. Any fees or costs (other than taxes) related to the remittance abroad of such payments shall be borne by the Joint Venture.

(b)
In case of shortage in the foreign exchange reserve of the Joint Venture, subject to the compliance with relevant foreign exchange regulations, the Joint Venture may convert RMB into foreign exchange in a bank or foreign exchange trading institute permitted by the PRC Law. In case of shortage in RMB and surplus of foreign exchange, the Joint Venture may also convert foreign exchange into RMB. All expenses arising from the conversion shall be itemized under the operation and management expenses.

(c)
The exchange rate applicable to conversion from RMB into foreign currency and vise versa shall be based on the Benchmark Exchange Rate on the date when the business  (paying interests, expenses, commissions, purchase or sales price, etc) occurs. The Board shall make a decision on the exchange rate in case that no Benchmark Exchange Rate is available.

Article 10.  Labor Management

10.1   Labor Policies of the Joint Venture

(a)
All matters related to the employment, transfer, dismissal, resignation, wages, welfare benefits, labor insurance, labor protection and labor discipline of labor management by the Joint Venture shall be handled in accordance with the applicable PRC Law and the labor management policies and procedures approved by the Board.

(b)
The Joint Venture shall sign an individual labor contract with each of its employees. The form of the individual labor contract shall be filed with the local labor department for the record if required by applicable Law.

(c)
The Joint Venture has the right to directly recruit, appoint, and dismiss its staffs as per governing Law of the PRC, and all employees of the Joint Venture must be recruited by way of recruit examination.

10.2  Staff Welfare

The Joint Venture shall be responsible for each employee’s social insurance premium (including without limitation pension, unemployment, maternity, work injury, medical treatment and housing funds) during his employment with the Joint Venture pursuant to the provisions of the PRC Law. The Joint Venture shall be free of any and all of the above-mentioned social insurance premium and other welfare expenditures including but not limited to housing subsidies occurred before the execution of labor contract with the employees.

10.3  Labor Protection, Environment, Health and Safety

The Joint Venture shall conduct regular examinations on the implementation of its labor protection, environment, health and safety policies and report the results of such examinations to the Board. The Joint Venture shall also carry out any necessary and appropriate improvements and corrections to comply with such policies.

Article 11.  Independent managing, Sales and Marketing of Products, Restrictions on Competition

11.1   Independent Managing

All Parties agree, the Joint Venture shall remain independent from investors during its operation. MNGA and HyFuels shall not impact the Joint Venture by the advantage of manufacture, technology, management, staff, information, and marketing, and lead the Joint Venture to rely them in business.

11.2  Sales and Marketing

All JV Products and service are supplied exclusively by the Joint Venture in the home market of Greater China. The Joint Venture will cooperate with MNGA and HyFuels to develop the outside market.

11.3  Restrictions on Competition

All Parties hereby agree that the commercial activities of each Party cannot compete with the activities of the Joint Venture directly or indirectly through establishing joint ventures with any third party.

Article 12.  The Joint Venture Term

12.1   Initial Term

The term of operations of the Joint Venture (as extended from time to time, the “JV Term”) shall initially be Fifty (50) years (the “Initial Term”), commencing from the Establishment Date.

12.2   Extension

Prior to the expiry of the JV Term, including the Initial Term or any extension thereof, the Parties may agree to extend such term, subject to the approval of the Examination and Approval Authority and the relevant requirements of Law. Negotiations for such extension shall begin not later than one (1) year prior to the expiration of the JV Term. If the Parties agree to extend the JV Term, an application for extension shall be filed with the Examination and Approval Authority not later than six (6) months prior to the expiration of the JV Term.

Article 13.  Dissolution and Liquidation

13.1 Dissolution as Agreed by Both Parties

The Parties may mutually agree in writing to dissolve the Joint Venture at any time.

The Parties may mutually agree in writing to modify this AOA for the purpose of the Joint Venture’s IPO directly or indirectly, and the Parties shall sign the listed company AOA upon the requirements of the competent government authorities to substitute for this AOA.

13.2 Events of Dissolution

The Joint Venture shall be dissolved by the Board if any of the conditions or events set forth below shall occur and be continuing:

(a)
Upon the motion of a director appointed by either Party, if the Joint Venture is the subject of proceedings for liquidation or dissolution required by Law or by a court or initiated by a creditor(s) of the Joint Venture;

(b)	Upon the motion of a director appointed by another Party, if the one Party becomes bankrupt or insolvent or file a petition seeking protection under any bankruptcy, reorganization or insolvency Law;

(c)
Upon the motion of a director appointed by either Party (the “Terminating Party”), should any governmental authority having authority over either Party or the Joint Venture promulgates any policy or Law or interpret any policy or Law in such a way that may cause significant adverse consequences to the Joint Venture or the Terminating Party, if the Terminating Party is unable to reach agreement with the other Party on amendments to this Contract as required to maintain the Terminating Party’s economic benefits;

(d)
Upon the motion of a director appointed by the Party that has made its contribution or has not been obligated to make its contribution because the conditions precedent set forth in Section 5.4 have not been met or waived by the relevant Party, if any Party fails to make its contributions in accordance with the provisions of Section 5 of this Contract, where such failure is not remedied by the date that is ninety (90) days after the expiration of time limit for capital contribution set out in Section 5.3(a) of this Contract; provided that the conditions precedent for such contribution set forth in Sections 5.4(a) and 5.4(b) have been met or waived by the relevant Party;

(e)	Upon the motion of a director appointed by either Party, if a relevant governing authority issues a binding order to cease operations because of serious violations by the Joint Venture of the PRC Law.

If a director makes a motion to dissolve the Joint Venture pursuant to an Event of Termination listed in this Section 15.2 or a right granted elsewhere in this Contract, each Party shall cause the other directors appointed by it to adopt a resolution in favor of the dissolution of the Joint Venture.

13.3 Liquidation Procedures

The dissolution and liquidation of the Joint Venture shall be conducted in accordance with then applicable Law of the PRC and the provisions of the Joint Venture Contract and these Articles.

Article 14.  Rules and Regulations

Besides those stipulated in these Articles, the rules and regulations of the Joint Venture to be formulated or approved by the Board of Directors shall include:

(a) The management structure and system;

(b) The employees handbook;

(c) The labor wage system;

(d) The financial system; and

(e) Other necessary rules and regulations stipulated in the Joint Venture Contract.

Article 15.  Miscellaneous

15.1   The effect of these Articles

(a)
These Articles shall be effective on the date on which these Articles are executed by the legal representatives of the Parties[All the Signatures shall be witnessed by the public notary] and approved by the Examination and Approval Authority.

(b)	If there is any inconsistency between the Joint Venture Contract and these Articles, the Joint Venture Contract shall govern.

15.2   Language

These Articles are executed in Chinese and English. The two language texts shall have equal validity and legal effect. Each Party hereby acknowledges that it has reviewed both language texts of these Articles and that they are the same in all material respects.

15.3  Notices

Notices or other communications required to be given by either Party pursuant to these Articles shall be provided in writing in both English and Chinese, and delivered by personal delivery, international courier service or facsimile to the other Party’s address set forth in Section 15.4 below, (or such other address or facsimile number as the addressee has by ten (10) days prior written notice specified to the other Party). Dates on which the notices shall be deemed as served shall be determined on the following principles:

(a)	if by personal delivery, on the date of delivery;

(b)	if by international courier service on the seventh (7th) day after delivery to an internationally accepted courier service (as indicated by the receipt issued by such courier service); and

(c)	if by facsimile, upon receipt of the notice confirming the delivery.

15.4   Address and Fax Number for Notices

If to DDI:
Address:[**], China
Attention: [Xiaohong Feng (Allen Feng)]
Fax:      +86-10-64801238
_________________

If to MNGA:
Address: [**]
Attention: [**], President
Fax:       [**]

If to HyFuels:
Address: [**]
Attention: [**], President
Fax:       [**]

15.5 Governing Law

The execution, validity, interpretation, performance, modification and termination of these Articles shall all be governed by Law of the PRC.

15.6  Waiver

No waiver of any provision of  these Articles shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in executing any right, power or remedy under  these Articles shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

15.7 Severability

In the event any one or more of the provisions contained in  these Articles is held under any applicable Law of the PRC to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

15.8 Counterparts

These Articles and any amended versions hereof or any other agreements delivered pursuant to these Articles may be executed in one or more counterparts. All of these counterparts shall constitute the same agreement, and shall take effect upon each Party’s execution of one or more of such counterparts and delivery to the other Party (unless otherwise stipulated in such agreement).

These Articles shall be executed in eight (8) English and eight (8) Chinese counterparts. One counterpart of each language text shall be retained by each Party, two counterparts of each language text shall be submitted to the Examination and Approval Authority and one counterpart of each language text shall be submitted to AIC. Two counterparts of each language text shall be retained in the records of the Joint Venture and, if required, shall be provided to other governmental authorities.

15.9  Amendment

Amendments to these Articles may only be made by a written agreement signed by each Party in both Chinese and English texts, each of which shall have equal validity and legal effect, and which shall be submitted to the Examination and Approval Authority (or its successor) for approval before they can become effective.

15.10  Headings set forth in these Articles are for reference only and shall not affect the interpretation or construction of these Articles.

15.11  These Articles are hereby executed by the legal representatives or the authorized representatives of the Parties on [**][**], 2010 in Beijing, the PRC.

[The remainder of this page is left intentionally blank.]

DDI:

DDI Industry International(Beijing) Co.,Ltd

Signed By: ___________________
Name: XiaoHong Feng (Allen Feng)
Title: Chairman and President
Date:

MNGA:

Magnegas Corporation

Signed by:

Name:

Title:

Date:

HyFuels:

HyFuels, Inc.

Signed by:

Name:

Title:

Date: